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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Marlton Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    571263102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 Pages

                                       13G
===================
CUSIP No. 571263102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Lombard Associates
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    2                                              (a) [   ]
                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            N/A
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      785,226
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     785,226
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            785,226
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                       [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 2 of 8 Pages

                                       13G
===================
CUSIP No. 571263102
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles P. Stetson, Jr.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    2                                              (a) [   ]
                                                   (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      785,226
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     785,226
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            785,226
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                       [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 3 of 8 Pages

         This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on March 12, 1999 (collectively, with all amendments thereto, the "Schedule 13G").

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  Marlton Technologies, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  2828 Charter Road, Suite 101, Philadelphia, Pennsylvania 19154

Item 2.  Identity and Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, no par value (the "Shares"), of the Company. The CUSIP number of the Shares is 571263102.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         A. Lombard Associates ("Lombard")
            ------------------------------

                  (a)      Lombard  Associates,  a  sole  proprietorship,   with
                           respect to the Shares held by it.

                  (b)      c/o Private Equity Investors, Inc.
                           115 East 62nd
                           Street New York, NY 10021

                  (c)      N/A

         B. Charles P. Stetson, Jr. ("Stetson")
            -----------------------------------

                  (a) Charles P. Stetson, Jr., sole proprietor of Lombard, with respect to the Shares held by Lombard.

                  (b)      c/o Private Equity Investors, Inc.
                           115 East 62nd
                           Street New York, NY 10021

                  (c)      United States


                               Page 4 of 8 Pages

Item 3.  If  This  Statement  Is  Filed  Pursuant To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ---

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person

         The Shares reported hereby for Lombard are owned directly by Lombard. Stetson, as sole proprietor of Lombard, may be deemed to be the beneficial owner of all such Shares held by Lombard. Stetson hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

                  Not Applicable.

Item 9.  Notice of Dissolution of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 8 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2004


                                    LOMBARD ASSOCIATES



                                    By:   /s/ Charles P. Stetson, Jr.
                                       -------------------------------
                                    Name: Charles P. Stetson, Jr.



                                    /s/ Charles P. Stetson, Jr.
                                    ----------------------------
                                    Charles P. Stetson, Jr.



                               Page 6 of 8 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13D-(f)(1)



                               Page 7 of 8 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 17, 2004


                                    LOMBARD ASSOCIATES



                                    By:  /s/ Charles P. Stetson, Jr.
                                       -------------------------------
                                    Name: Charles P. Stetson, Jr.



                                    /s/ Charles P. Stetson, Jr.
                                    ---------------------------
                                    Charles P. Stetson, Jr.



                               Page 8 of 8 Pages